Exhibit 13.2

906 CERTIFICATION

The certification set forth below is being submitted in connection with the amended Annual Report on Form 20-F/A for the year ended December 31, 2017 for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Nicola Cotugno, the Chief Executive Officer, and Raffaele Grandi E., the Chief Financial Officer, of Enel Chile S.A., each certifies that, to the best of their knowledge:

1.	the report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and
2.	the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Enel Chile.

Date: May 25, 2018

/s/ Nicola Cotugno
Name: Nicola Cotugno
Chief Executive Officer

/s/ Raffaele Grandi E.
Name: Raffaele Grandi E.
Chief Financial Officer